LOTTERY SPORTS WAGERING MANAGEMENT CONTRACT

(Pursuant to the Kansas Expanded Lottery Act, and amendments thereto)

This LOTTERY SPORTS WAGERING MANAGEMENT CONTRACT (“Agreement”)

is for the management of Sports Wagering, the business of which will be owned and operated by the Kansas Lottery, in Kansas.

This Agreement is between the Kansas Lottery, which is acting on behalf of the State of Kansas in accordance with the Kansas Expanded Lottery Act, K.S.A. 74-8733 through 74-8773 and amendments thereto, including, but not limited to 2022 House Substitute for Senate Bill 84 (“SB84”) as it becomes law, and Butler National Service Corporation (“BNSC”) and BHCMC, LLC (“BHCMC”) shall be referred to as “Manager”, and Kansas Lottery and BNSC and BHCMC shall be collectively referred to as the “Parties”.

This Agreement shall be construed consistent with the Kansas Expanded Lottery Act and, as necessary, as an amendment to Manager’s Lottery Gaming Facility Management Contract related to Sports Wagering issues.

NOW THEREFORE, in consideration for the mutual promises and covenants between the Parties, it is agreed that:

1.    Certain Defined Terms. The capitalized terms listed below will have the following meanings. Any other capitalized terms not specifically defined in this Agreement will have the meanings attributed to them in the Kansas Lottery Act, the Kansas Expanded Lottery Act, or the rules and regulations implementing those Acts, as the case may be, and as amended from time to time.

a)	“Business Plan” means the document prepared by Manager and approved by the Executive Director, at least annually, setting out the management activities for offering Sports Wagering.

b)

“Commencement Date” means the date specified in writing when the Executive Director first determines Manager has satisfied all conditions required by this Agreement so that Sports Wagering may be offered for play at the Lottery Gaming Facility or on Interactive Sports Wagering Platforms and Manager begins offering such Sports Wagering services.

c)	“Commission” means the Kansas Lottery Commission.

d)

“Effective Date” means the date this Agreement is signed by all the parties and all required approvals for the Agreement are obtained in accordance with the Kansas Expanded Lottery Act and rules and regulations promulgated pursuant thereto.

e)	“Executive Director” means the executive director of the Kansas Lottery.

f)	“Fiscal Year” means the accounting year established for the Lottery Gaming Facility, which is currently from May 1, through April 30, and includes any partial (short) year.

g)

“Interactive Sports Wagering Platform” shall have the meaning provided by K.S.A. 74-8702, as amended, unless the context requires that it means the vendor, supplier, or other provider of the platform, or any subcontractor, assignee, or agent of the same.

h)	“Kansas Expanded Lottery Act” or “KELA” shall have the meaning provided by

K.S.A. 74-8733, as amended.

i)	“Kansas Lottery Act” means K.S.A. 74-8701, et seq., as amended.

j)

“Lottery Equipment” means the hardware and associated software that is required for the processing of Sports Wagering, including the hardware and software used to accept the wagers from Players and hardware and software for determining winners, including but not limited to all servers, computers, platform equipment or any intellectual property rights as determined by the Executive Director.

k)

“Personally Identifiable Information” or “PII” means any information or data used to confirm an individual’s identity. Personally Identifiable Information includes, but is not limited to, name, address, IP address, phone number, social security number, and driver’s license number. Any combination of those pieces of information either alone or in combination with the other pieces of data, shall be considered PII.

l)

“Player” or “patron” means a person who: (1) takes part in Sports Wagering by paying consideration or using Promotional Credit for the chance of winning a Prize; and (2) is lawfully eligible to place a sports wager under the Kansas Expanded Lottery Act and applicable rules and regulations.

m)

“Promotional Credit” means any non-cashable credit, free play, player incentives, coupon or voucher redeemable by a Player for use in playing Sports Wagering that is provided to a Player by Manager on a discretionary basis for purposes of promoting the Sports Wagering in accordance with a promotional program approved by the Executive Director.

n)

“Promotional Item” means any complimentaries, including, but not limited to cash and non-cash gifts, or discounts provided to a Player by Manager on a discretionary basis for purposes of promoting the Sports Wagering in accordance with a promotional program approved by the Executive Director.

o)	“Prize” means any money, cash, tokens, merchandise, or credits redeemable for cash or play in Sports Wagering that a Player may be entitled to as an award for winning a sports wager or bet.

2.    Date Agreement Becomes Binding. This Agreement will become binding and enforceable on the date it is executed by all of the Parties hereto, and effective on the Effective Date.

3.    Term of Agreement. This Agreement will terminate five (5) years after the Commencement Date or by operation of law, unless this Agreement is terminated earlier or renegotiated in accordance with the terms set out below.

4.    Additional Term. Prior to the expiration of this Agreement the Lottery may negotiate a new Lottery Sports Wagering Management Contract with Manager. This new contract will be in writing and will set out the terms under which the contract is to be effective.

5.    Manager’s Representations and Warranties. Manager represents and warrants to the Kansas Lottery as follows:

a)

Manager is two entities, a corporation and a limited liability company, both duly organized, validly existing and in good standing under the laws of the State of Kansas, and are duly qualified to do business as such in Kansas.

b)

Manager has full power, authority, and legal right to perform and observe the provisions in this Agreement, the requirements imposed by the Kansas Expanded Lottery Act, the rules and regulations imposed by the Commission, and the rules and regulations imposed by the Kansas Racing and Gaming Commission.

c)

Subject to the condition that all approvals required by the Kansas Expanded Lottery Act are obtained, this Agreement constitutes a valid and binding obligation of Manager that is fully enforceable in accordance with its terms, and does not constitute a breach of, or default under, any other agreement to which Manager is a party or any of its assets are bound or affected.

d)

During this Agreement’s term, Manager will, at its own expense, keep in full force and effect its legal existence, rights and franchises required in order for it to observe all of this Agreement’s terms and conditions. Upon receiving any information or notice contrary to the representations contained in this subsection during this Agreement’s term, Manager must immediately notify the Executive Director in writing with full details regarding the same.

e)

The Sports Wagering and the operations thereof at all times will conform in all material respects with all applicable zoning, planning, building, licensing, and environmental laws and regulations of governmental authorities (federal, state, or local) having jurisdiction over the Sports Wagering and Manager, including any amendments to such laws or regulations occurring after this Agreement’s execution. Such laws include, but are not limited to, the federal Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA Patriot Act of 2001, and amendments thereto. The Manager shall defend, indemnify and hold the Kansas Lottery and the State of Kansas and all employees of the Kansas Lottery and the State of Kansas harmless from any liability or expenses resulting from any failure by the Manager to comply with the provisions of this subsection (e). Unless required by Rule or Regulation, nothing in this Agreement shall require Manager to physically maintain the Lottery Equipment for Sports Wagering within the Lottery Gaming Facility, so long as such Lottery Equipment is located within the State of Kansas.

f)

Manager shall only accept wagers placed through an Interactive Sports Wagering Platform from individuals who are physically located within the state of Kansas at the time of submitting the wager. Sports Wagering conducted through the Interactive Sports Wagering Platform shall be offered only as approved by the Kansas Lottery and in accordance with the provisions of the Kansas Expanded Lottery Act and any applicable rules and regulations. Manager shall notify the Executive Director if it elects to offer any preapproved Sports Wagers, so that the Kansas Lottery may include those in a library, portfolio, or other collection on its website.

g)

There is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body pending or, to the knowledge of the Manager, threatened against or affecting the Manager or its principals, and in which an adverse result would in any way diminish or adversely impact the Manager’s ability to fulfill its obligations under this Agreement. No revenue bonds, state tax abatement, local tax abatement, tax increment financing or similar financing has or will be used to finance or apply to any part of Manager’s activity related to Sports Wagering except as may be permitted under Kansas law.

h)

Manager will provide to the Executive Director a certificate or certificates of insurance in an amount as may be required by rules and regulations of the Kansas Lottery or the Kansas Racing and Gaming Commission. If the Commencement Date precedes the adoption of any new rules and regulations governing the insurance requirements for Sports Wagering, Manager shall cause any existing insurance policies to be amended to cover Sports Wagering under like terms as required by its Lottery Gaming Facility Contract, the Kansas Expanded Lottery Act, and any applicable rules and regulations.

i)

Manager will comply with all requirements imposed by the Kansas Racing and Gaming Commission now or in the future for the oversight of all operations involving Sports Wagering including, but not limited to: oversight of internal controls; adherence to technical standards adopted by the Kansas Racing and Gaming Commission; oversight of security; performance of background investigations; determinations of qualifications and any required certifications, credentialing or licensing of Manager’s officers, directors, board members, employees, contractors and agents; Interactive Sports Wagering Platform Vendors; auditing of Sports Wagering Revenues; auditing of Interactive Sports Wagering Platforms control standards; integrity of all Sports Wagering approved by the Executive Director; maintenance of Sports Wagering exclusion lists; player tracking, rewards, clubs, coupons or other incentive programs; oversight of winner payout systems and programs; oversight of unclaimed winnings; or oversight of lost patron monies. Manager understands and agrees that failure to adhere to the Kansas Racing and Gaming Commission’s rules, regulations, or technical standards may result in the imposition of fines, or other sanctions or penalties against Manager. Upon receiving any information or notice claiming a violation of any requirement of the Kansas Racing and Gaming Commission or any other governmental entity with jurisdiction over gaming-related activities after the

Effective Date, Manager must immediately notify the Kansas Racing and Gaming Commission in writing with full details regarding the same.

Manager shall not contract, directly or through subcontractor, with any person to provide goods, services, software or any other components necessary for the determination of the odds or the outcomes of any wager on a Sporting Event, including data feeds and odds services, unless such person holds a license issued by the Kansas Racing and Gaming Commission.

j)

Manager will comply with all applicable rules and regulations imposed now, or in the future, by the Kansas Lottery. Manager shall amend any existing or future contracts with third parties, including but not limited to Interactive Sports Wagering Platforms, marketing entities, and sports wagering suppliers, in order that any such contracts shall adhere to all applicable rules and regulations imposed by the Kansas Lottery.

k)

Manager will provide the Kansas Lottery a copy of any audit, inspection, or review of any Lottery Equipment at the request of the Kansas Lottery, and shall cause any supplier, vendor, subcontractor, assignee, or agent to do the same. If the Kansas Lottery requests a copy of an audit, inspection, or review that has not been conducted, and the Executive Director deems it reasonable or prudent for the same to be conducted, Manager shall ensure the requested audit, inspection, or review is conducted in a timely manner, and shall provide the same to the Executive Director.

l)

Except as may be authorized by applicable law and confirmed in writing by the Executive Director, the following shall be purchased, leased or licensed by the Manager on behalf of the State of Kansas through the Kansas Lottery:

(1)

any software, hardware, computer chip, EPROMS (erasable, programmable, read-only memory), flash drives, CD-ROM or other computerized device required to accept wagers or determine winners for Sports Wagering,

(2)

any software, hardware, computer chip, EPROMS (erasable, programmable, read-only memory), flash drives, CD-ROM or other computerized device containing the Player information for the acceptance of wagers or the determination of winners in Sports Wagering;

(3)

any CPUs system firmware program storage media, EPROMS or other electronic components involved in the acceptance of wagers or determination of winners (e.g., controller electronics and components housing the computers or servers for the acceptance of wagers or determination of winners of Sports Wagering; or

(4)

any communication controller electronics, and components housing the communication control program that is used for communicating financial data, program information and security events to the Kansas Lottery for purposes of security, real-time monitoring and auditing and any other system used that affects the integrity of the Sports Wagering made available in Kansas.

All such items in this paragraph shall be located within the State of Kansas. Such items shall not be required to be located within the Lottery Gaming Facility if another location within the State of Kansas shall result in a more reliable and efficient operation of Sports Wagering.

m)

Manager acknowledges and agrees the State of Kansas, acting through the Commission and the Kansas Lottery, pursuant to their statutory authority, has the sole right to own, lease, license and operate Sports Wagering and has the full, complete and ultimate ownership and operational control of all Sports Wagering operations in Kansas, both in a Lottery Gaming Facility and online. Manager further acknowledges and agrees the Lottery explicitly retains the power to overrule any action of Manager or any Interactive Sports Wagering Platform affecting the sports wagering operations without prior notice and the Lottery retains full control over all decisions concerning all aspects of Sports Wagering.

n)

Manager, on behalf of the Kansas Lottery, will be responsible at all times for processing payment of all Prizes and matters relating thereto, including the withholding of income taxes, reporting of Prizes, and the collection of debts owed to the State, in accordance with all applicable laws and regulations.

o)

Manager shall obtain a resolution for each Interactive Sports Wagering Platform that confirms its understanding and agreement with each of the terms of subparagraphs (b), (c), (e), (f), (h), (i), (j), (k), (l) and (m) above. All contracts with Interactive Sports Wagering Platforms shall be approved by the Executive Director prior to the Commencement Date. Any such contract must conform to the Kansas Lottery Act, Kansas Expanded Lottery Act, and this Agreement.

p)	The undersigned is duly authorized to execute and deliver this Agreement on behalf of Manager.

6.    The Kansas Lottery’s Representations and Warranties. The Kansas Lottery represents and warrants to Manager as follows:

a)

The Kansas Lottery is duly established under the Kansas Lottery Act and the Kansas Expanded Lottery Act, and has the power to enter into the transactions contemplated by this Agreement and to carry out its obligations. Based upon the representations of Manager as to the management of Sports Wagering, the Kansas Lottery has the authority to take the actions contemplated by applicable statute.

b)	The Executive Director is duly authorized to execute and deliver this Agreement.

c)

Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any other contract to which the Commission or Kansas Lottery is a party or by which either is bound, or will constitute default under any of the foregoing.

7.    Kansas Expanded Lottery Act Litigation. Manager acknowledges it enters into this Agreement with the understanding that the legality or constitutionality of Sports Wagering may come under review by courts of competent jurisdiction from time to time during this Agreement’s term. The Kansas Lottery makes no warranty or representation, either express or implied, regarding the constitutionality or legality of Sports Wagering as provided by KELA, nor the validity or the legality of the implementation of KELA, including the adoption and promulgation of rules and regulations pursuant thereto. Manager agrees it will proceed with its responsibilities under this Agreement at its own risk as to the Kansas Expanded Lottery Act’s validity, or the validity of the implementation of that Act by any state agency.

8.    Conditions Precedent to Making Available Sports Wagering. In order to allow Sports Wagering at a Lottery Gaming Facility or through an Interactive Sports Wagering Platform, Manager must:

a)	Be in compliance with all statutory requirements imposed by the Kansas Expanded Lottery Act, as amended, for offering Sports Wagering.

b)

Be in compliance with all rules and regulations, written policies, or written standards imposed by the Kansas Lottery Commission and Executive Director for offering Sports Wagering at the Lottery Gaming Facility or through one or more Interactive Sports Wagering Platforms.

c)	Be in compliance with all rules and regulations, licensing requirements, written policies, or written standards imposed by the Kansas Racing and Gaming Commission for offering Sports Wagering.

d)

Have in an operational condition in the State of Kansas at a location approved by the Kansas Lottery in an area owned or leased by the Manager or the Interactive Sports Wagering Platforms, on behalf of the Kansas Lottery for the placement of equipment for acceptance of wagers or determination of winners with such equipment approved by the Executive Director for the purposes of processing, security, monitoring and auditing of Sports Wagering.

e)

For the previous twelve (12) months, unless excused due to a force majeure condition or State or Lottery-ordered closure or otherwise excused by Kansas Lottery in writing, Manager shall have remitted to the State at least 22% of all Electronic Gaming Machine and Table Game revenue generated at the facility for which Manager is responsible. This requirement is continuing and a condition precedent to any management of Sports Wagering.

f)

Have delivered to the Secretary of State, with a copy to Executive Director, each of Manager’s Interactive Sports Wagering Platform’s irrevocable consents to the jurisdiction and courts of the State of Kansas in accordance with K.S.A. 2008 Supp. 74-8755.

g)	Obtain and maintain all necessary governmental permits and licenses/certifications when and as may be required by law in connection with the management of Sports Wagering.

h)	Be in compliance with all other requirements in this Agreement as and when applicable.

9.    Marketing Agreements. Manager is authorized to enter into Marketing Agreements with a Professional Sports Team, Auto Racetrack Facility or other Marketing Entity. All Marketing Agreements shall be subject to the approval of the Executive Director. Each Marketing Agreement shall provide that the Professional Sports Team, Auto Racetrack Facility or other Marketing Entity shall promote and advertise Sports Wagering on behalf of the Kansas Lottery for the Manager at the primary facility of the Professional Sports Team, Auto Racetrack Facility or the premises of such other Marketing Entity. The terms of any such agreement shall comply with the Kansas Lottery Act, Kansas Expanded Lottery Act, this Agreement, and all applicable rules and regulations.

No Marketing Agreement shall become effective until it is approved by the Executive Director.

10.    In-Person Sports Wagering. At the same time that Manager and the Executive Director develop a proposed Business Plan for the Sports Wagering, Manager separately will provide the Executive Director with Manager’s anticipated changes to any Lottery Gaming Facility for the purposes of offering in-person Sports Wagering at the Manager’s Lottery Gaming Facility. The Executive Director, after consultation with Manager, will determine the location within the floor plan for all Sports Wagering to be offered to the public at the Lottery Gaming Facility. Nothing herein shall preclude patrons from placing online sports wagers on their personal mobile device while located within a Manager’s Lottery Gaming Facility.

11.    Manager’s Interactive Sports Wagering Platform Contractual-Related Responsibilities. Manager will be responsible for the management of all aspects of activities concerning Sports Wagering and the Interactive Sports Wagering Platforms. Manager acknowledges that the Kansas Lottery may suspend operations or revoke approval of any Interactive Sports Wagering Platform that fails to meet its responsibilities under the Kansas Lottery Act, Kansas Expanded Lottery Act, and this Agreement. These responsibilities include, but are not limited to, the following:

a)	The direction of all program activities with the approval of the KRGC and Lottery;

b)	Causing all testing and operations to be in compliance with the rules and regulations of the KRGC and Lottery;

c)

Preparing and maintaining the approved location within the State of Kansas to accommodate the computer and server systems for Sports Wagering as required by the Executive Director in accordance with the Kansas Expanded Lottery Act;

d)	Correcting or remedying or causing to be corrected or remedied, any violations of applicable law;

e)	Manager shall include information and tools to assist Sports Wagering Players in making responsible decisions and shall provide, at a minimum:

(1)	Prominently displayed tools to set limits on the amount of time and money a person spends on any Interactive Sport Wagering Platform for the period elected by the player;

(2)	Prominently displayed information regarding compulsive gambling and ways to seek treatment and support if a person has a problem;

(3)	A person’s ability to exclude the use of certain electronic payment methods if desired by the person; and,

(4)

Provisions to allow the Player to self-exclude from sports wagering anywhere in Kansas for a specified period of time by signing up with the Voluntary Exclusion Program maintained by the Kansas Racing and Gaming Commission. The terms and conditions shall include that:

a.	exclusion at one Lottery Gaming Facility excludes the Player from sports wagering at or through all Lottery Gaming Facilities in Kansas.

b.	exclusion applies wherever the Sport Wagering Platform is used throughout Kansas, whether wagering in a casino or elsewhere; and

c.	restoration of sports wagering privileges will be available after the completion of the selected exclusion period.

f)	Maintaining appropriate cost-accounting records in accordance with generally accepted accounting principles;

g)	Obtaining all necessary government approvals, consents, permits, and licenses;

h)	Participation in the State set-off program established by K.S.A. 75-6201, et seq.

i)	Ensuring all required insurance is maintained in force;

j)

Manager shall require each Interactive Sports Wagering Platform to agree not to have any material on any webpage or mobile application regarding any activities in the State of Kansas that the Executive Director determines in their sole discretion would: (a) result in an appearance that reflects adversely on the Kansas Lottery or the Kansas Lottery Commission as the owner and operator of the Sports Wagering; or (b) violate any regulatory standards or laws; and

k)

If requested by the Lottery, Manager shall require displays of any Interactive Sports Wagering Platform to identify the Kansas Lottery as owner and operator of Sports Wagering and identify Manager as the manager of Sports Wagering.

l)

Any Interactive Sports Wagering Platform contracted with a Manager shall allow any individual placing a Sports Wager through such platform to elect to not have such individual’s Personally Identifiable Information collected by such Lottery Gaming Facility Manager or Interactive Sports Wagering Platform for any purpose other than recording the placing of the sports wager, payment of any prize and as otherwise permitted by the Kansas Expanded Lottery Act, as amended, and applicable laws, rules and regulations. Such election by an individual shall be maintained by such Interactive Sports Wagering Platform and Manager until such time as the individual affirmatively cancels such election. No Personally Identifiable Information of an individual who makes such election shall be used by such platform or Manager except as permitted by this section or as otherwise required by any applicable laws, rules, or regulations.

m)	Manager, and each of its Interactive Sports Wagering Platforms, shall maintain for at least two (2) years after settlement records of:

(1)	All wagers placed, including Personally Identifiable Information of the person placing the wager;

(2)	the amount and type of wager;

(3)	the time the wager was placed;

(4)	the location of the wager, including the IP address, if applicable;

(5)	the outcome of the wager; and

(6)	any records of abnormal wagering activity.

Manager, and each of its contracted Interactive Sports Wagering Platforms shall maintain video camera recordings, in the case of in-person Sports Wagers for at least 30 days. A Manager shall make such records and recordings available for inspection upon request by the Kansas Lottery or the Kansas Racing and Gaming Commission or as required by court order.

12.    Use of Interactive Sports Wagering Platform. Upon successful geolocation verification within the State of Kansas, the Sports Wagering pages, screens, tabs, or other information displayed on or within an Interactive Sports Wagering Platform shall be used exclusively for Sports Wagering owned and operated by the Kansas Lottery. This provision does not preclude an advertisement or “pop-up” suggesting patronage to a Lottery Gaming Facility or any promotion offered at the Lottery Gaming Facility.

13.    Approval of Manager’s Interactive Sports Wagering Platform. Prior to a contract becoming effective between Manager and an Interactive Sports Wagering Platform, the contract must be approved by the Executive Director.

14.    Sports Wagering Ownership. Manager shall purchase, lease or license on behalf of the State of Kansas, for the Kansas Lottery all necessary hardware and software required to accept and settle Sports Wagers consistent with this Agreement and state law, including all necessary equipment such as servers, computers, or intellectual property rights as determined by the Executive Director. Manager has no authority under this Agreement to own, purchase or lease any Interactive Sports Wagering Platform, graphical user interfaces, or kiosks, except on behalf of the State of Kansas through the Kansas Lottery. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Manager or its Interactive Sports Wagering Platform, shall be entitled to claim all depreciation or amortization deductions related to the aforementioned, as may be allowed by law. The Executive Director, in consultation with Manager, will select the categories and types of Sports Wagers to be offered for play at the Lottery Gaming Facility and on all Interactive Sports Wagering Platforms. The Executive Director shall have the right to review and approve margins, odds, and the Prizes to be awarded for winning wagers. The Executive Director will determine and approve all rules of play and policies that are applicable to the play of all Sports Wagering in Kansas. Subject to the prior approval of the Executive Director, Manager may purchase, lease, sell, transfer and trade-in the Lottery Equipment used for Sports Wagering acquired by such Manager on behalf of the State of Kansas. Notwithstanding the foregoing, Manager may grant a security interest in all Sports Wagering equipment and Lottery Equipment arising in connection with the financing and/or lease of same. So long as Manager complies with its duties to the Kansas Lottery under this Agreement and the Kansas Expanded Lottery Act, the Kansas Lottery agrees that the Manager may manage the Sports Wagering in a good faith effort to maximize its profitability.

15.    Control Software Licensing and Ownership. The Kansas Lottery will be theowner, lessee or licensee and possessor of the right to use all control software and logic chips required to accept wagers or determine winners for Sports Wagering in the State of Kansas. This includes: (a) any software, hardware, computer chip, EPROMS (erasable, programmable, read- only memory), flash drives, CD-ROM or other computerized device required to accept wagers or determine winners for Sports Wagering, (b) any software, hardware, computer chip, EPROMS (erasable, programmable, read-only memory), flash drives, CD-ROM or other computerized device that is used for the acceptance of wagers or determination of winners; (c) CPUs and other electronic components used for the acceptance of wagers or determination of winners; or (d) communication controller electronics, and components housing any communication control program providing information to the Kansas Lottery about Sports Wagering.

16.    Weekly Electronic Payment of Sports Wagering Revenues. Manager must pay or cause to be paid all Sports Wagering Revenues weekly, but in no event prior to the completion and settling of all bets for the Sporting Events for which wagers were placed, to the Executive Director as provided by applicable regulation. Negative revenues shall be handled and accounted for in the manner described in applicable rules and regulations. Payments shall be made electronically in accordance with the Executive Director’s written instructions, which will conform to necessary banking practices. These instructions may be changed from time to time in the Executive Director’s sole discretion with reasonable notice to Manager. The Executive Director, in consultation with Manager, will develop a process so that Manager may audit and reconcile Sports Wagering Revenues after the weekly payments are made. Notwithstanding any other provision in this Agreement, failure to make a weekly electronic payment of Sports Wagering Revenues as required by this Agreement will be deemed an event of default unless the payment cannot be achieved due to the unavailability of bank services, force majeure events, or malfunctions in a communications system not within Manager’s control in which case the payment must be made on the first succeeding day that such services are available or such events or malfunctions cease. Failure to comply with this paragraph will authorize the Executive Director in their sole discretion to immediately terminate this Agreement if Manager does not cure the failure within 72 hours of receiving written notice of the failure to comply, provided that the failure to make the required weekly payment is not intentional.

17.    Payment Obligation is Unconditional. Manager’s obligation to make the weekly payments of all Sports Wagering Revenues required above is a general obligation of Manager and is absolute and unconditional irrespective of any defense or any rights of setoff, recoupment, or counterclaim Manager may otherwise have against the Commission, the Kansas Lottery, or any agency of the State of Kansas. Manager agrees it will not suspend, discontinue or abate any weekly payment required above for any cause whatsoever including, without limiting the generality of the foregoing, failure of consideration, destruction of or damage to the Lottery Gaming Facility, commercial frustration of purpose, any change in the tax or other laws, any administrative rulings of or administrative actions by the State of Kansas or any political subdivision thereof, or any failure by any agency or entity acting on behalf of the State of Kansas to perform and observe any agreement, whether expressed or implied, or any duty, liability or obligation arising out of or in connection with this Agreement, or otherwise. Subject to the foregoing provisions, nothing contained in this paragraph shall be construed to release the Kansas Lottery from the performance of any of the agreements on its part contained in this Agreement or to affect Manager’s right to seek reimbursement or damages from the Kansas Lottery as provided in this Agreement. Manager must not grant, authorize or permit any interest to be given to anyone in the Sports Wagering Revenues that are to be remitted weekly to the State.

18.    Setoff Right Against Manager. Any amounts owed to Manager under this Agreement are subject to set off by the state, municipalities, or certain others in accordance with

K.S.A. 75-6201, et seq., and amendments thereto.

19.    Total Compensation Paid to Lottery Gaming Facility Manager. As its sole compensation for the management services for the Sports Wagering as set out in this Agreement, Manager will be paid 90% of all the Sports Wagering Revenues generated by Manager at the Lottery Gaming Facility or through each Interactive Sports Wagering Platform with which Manager has a Lottery approved contract.

The Executive Director will direct this payment to Manager on at least a monthly basis, in arrears, based on the previous month’s Sports Wagering Revenue. Manager may pledge, encumber or grant any interest in the compensation to be paid Manager, subject to the deductions and setoffs provided for in this Agreement and subject further to the Executive Director’s authority under Paragraphs 14, 16, 17, 33 and 35.

20.    Manager must pay the expenses of the Kansas Lottery and the Kansas Racing and Gaming Commission, as follows:

a)

Manager’s share of the Kansas Lottery’s expenses directly attributable to Manager and the Kansas Lottery’s proportionate share of other expenses incurred for the implementation and operation of Sports Wagering and this Agreement will be paid in accordance with this sub-paragraph (a). Expenses incurred by the Kansas Lottery will be billed directly to Manager by the Kansas Lottery within thirty (30) days of the approval of this Agreement and must be paid by Manager within thirty (30) days of billing. Thereafter, and prior to the Commencement Date, the Kansas Lottery will bill Manager periodically for the Kansas Lottery’s expenses and Manager will pay such expenses within thirty (30) days of billing. Manager’s share of Kansas Lottery expenses will be calculated by taking the costs incurred by the Kansas Lottery that are directly attributed to Manager and Manager’s Sports Wagering and adding to that amount the Kansas Lottery's common expenses attributable to all Sports Wagering managers as a result of the Kansas Lottery's sports wagering activities pursuant to the Kansas Expanded Lottery Act, which common expenses will be divided equally among all managers. If Manager refuses or otherwise fails to timely pay such expenses, the Kansas Lottery may withhold from Manager’s share of Sports Wagering Revenue such amounts as may be necessary to fully pay such expenses.

b)

All costs incurred by the Kansas Racing and Gaming Commission for its oversight and regulation of Manager and the Lottery Gaming Facility and Interactive Sports Wagering Platform in accordance with the requirements for calculating and paying such costs as determined by the executive director of the Kansas Racing and Gaming Commission.

21.    Deactivation and Possession of Sports Wagering. Upon order of the Executive Director, any or all Sports Wagering will be subject to immediate deactivation and/or cessation of operation. Manager shall at all times ensure that in-person and interactive Sports Wagering may be deactivated or ceased immediately at the direction of the Executive Director. At any time, the Executive Director will be entitled to physically secure or take possession of any or all physical equipment associated with Sports Wagering.

22.    Insurance Required. Manager must maintain or cause to be maintained insurance against such risks and for such amounts as specified in applicable rules and regulations, and shall require that all vendors, suppliers, subcontractors, or agents maintain or cause to be maintained any other insurance required by applicable rules and regulations.

23.    Additional Provisions Regarding Insurance. In addition to the above, Manager must ensure that:

a)

All insurance required in Paragraphs 5, 11, and 22 above, and all insurance coverages that flow down to each Interactive Sports Wagering Platform names the Commission, the Kansas Lottery, and the State of Kansas as a named insured, or additional named insured. All insurance will be procured and maintained in financially sound and generally recognized responsible insurance companies selected by the Manager, but authorized to write such insurance in Kansas. Such insurance may be written with deductible or self-insured retentions approved by the Executive Director in amounts comparable to those on similar policies carried by other companies engaged in the gaming industry for facilities similar in size, character and other respects to the Lottery Gaming Facility. All policies evidencing such insurance must provide for (1) payment of the losses of the Commission, the Kansas Lottery, the State of Kansas, and the Manager as their respective interest may appear, and (2) at least thirty (30) days written notice of the cancellation thereof to the Executive Director and the Manager. Policies referred to in this subparagraph (a) must include both the Kansas Lottery and the Manager as loss payees as their interest may appear.

b)

All certificates of insurance from the insurers that such insurance is in force and effect, must be deposited with the Executive Director on or before the Effective Date. Prior to expiration of the policy evidenced by said certificates, Manager must furnish the Executive Director with evidence that the policy has been renewed or replaced or is no longer required by this Agreement. Copies of the actual insurance policies will be provided to the Executive Director promptly at their request.

c)

Within one hundred twenty (120) days after the end of each Fiscal Year, the Manager must file with the Executive Director a certificate executed by the Manager to the effect that the insurance it maintains with respect to the Lottery Gaming Facility complies with this Agreement and that duplicate copies of all policies or certificates were filed with the Executive Director and are in full force and effect.

24.    Kansas Lottery’s Right to Pay Insurance, Taxes, or Other Charges. If Manager fails (a) to pay any tax, assessment or other governmental charge required to be paid and not being formally contested by Manager in an appropriate forum with jurisdiction to hear such contests, or

(b) to maintain any insurance required to be maintained, the Executive Director, in their discretion, and following written notice to Manager, may authorize the Kansas Lottery to make payment of such tax, assessment, or other governmental charge or the premium for such insurance. Manager will reimburse the Kansas Lottery for any amount so paid together with interest thereon from the date of payment at twelve percent (12%) per annum. The Kansas Lottery may set off such payments from any money otherwise due Manager.

25.    Advertising, Marketing, and Promotion. Manager must use its commercially reasonable efforts to advertise, market, and promote the Sports Wagering in order to maximize Sports Wagering Revenues. Manager must comply with all applicable regulatory requirements imposed for such materials and activities. All advertising, marketing and promotion materials employed by Manager must be approved by the Executive Director prior to their first use. Manager agrees that such materials may be disapproved if the Executive Director determines in their sole discretion that such materials would reasonably be expected to offend a substantial number of people, or violate any regulatory standards applicable to such materials. Manager must ensure that advertisements do not target children and minors, or other persons who are ineligible to place wagers, problem gamblers or other vulnerable persons; that such advertisements disclose the identity of the Lottery Gaming Facility manager in all such advertisements and provide the toll- free number for information and referral services for compulsive and problem gambling. Under no circumstances shall Manager have any false, misleading or deceptive advertisements.

26.    Use of Trademarks, Service Marks, and Trade Names. Manager and its Interactive Sports Wagering Platforms are authorized to employ any of the Kansas Lottery’s trademarks, trade names, and service marks in any advertising, marketing or promotion for Sports Wagering in Kansas; including but not limited to placement in media by Interactive Sports Wagering Platforms, placed therein, subject to the Executive Director’s right to approve such advertising, marketing or promotion. Manager acknowledges it has no other right regarding the Kansas Lottery’s trademarks, service marks, and trade names. Manager will not be required to pay any royalty or other fee for this usage. In addition, the Executive Director may require Manager to place Kansas Lottery’s trademarks, trade names, or service marks at locations where the Lottery Equipment is located as designated by the Executive Director in order to identify the Lottery Equipment as being owned and operated by the Kansas Lottery on behalf of the State of Kansas.

The Kansas Lottery is authorized to employ any of Manager’s and/or its Interactive Sports Wagering Platforms’ trademarks, trade names, and service marks in any advertising, marketing or promotion for Sports Wagering placed therein, subject to the Manager’s and/or its Interactive Sports Wagering Platforms’ right to approve such advertising, marketing or promotion. The Kansas Lottery acknowledges it has no other right regarding the Manager’s and/or its Interactive Sports Wagering Platforms’ trademarks, service marks, and trade names. The Kansas Lottery will not be required to pay any royalty or other fee for this usage.

To the extent the Kansas Lottery obtains or has access to any Proprietary Information or Trade Secrets as defined in K.S.A. 60-3320(4)(i)(ii) (“Information”) of Manager, Interactive Sports Wagering Platform or any of such entities’ affiliates, the Kansas Lottery agrees: (a) to maintain the confidentiality of such Information; (b) not to use such Information for any purpose other than as permitted under this Agreement; and (c) upon the termination of this Agreement, upon written request from Manager, to return same to Manager (including all copies thereof), including, but not limited to, documents, notes, memoranda, lists, computer programs and any summaries of such information in the Kansas Lottery’s possession or control, but excluding any Information that the Kansas Lottery may retain pursuant to the express terms of this Agreement and that immediately upon termination of this Agreement the Kansas Lottery shall cease using all Information.

Subject to the requirements of the Kansas Expanded Lottery Act and with Executive Director approval, Manager may purchase, lease, license, or otherwise obtain and have installed and maintained, either through Manager and its affiliates or Manager’s designated suppliers, any computer and other systems that Manager determines to be necessary for management of Sports Wagering in accordance with the approved Budget and Business Plans, provided that such systems may not adversely affect the Kansas Lottery’s computer system or affects the acceptance wagers or determination of winners for Sports Wagering.

27.    Personnel. Manager and/or Interactive Sports Wagering Platforms will provide, supervise, direct the work of, discharge, and determine the compensation and other benefits of all personnel necessary to provide for the play of Sports Wagering at the Lottery Gaming Facility and except as otherwise noted in this Agreement, based upon a staffing plan approved by the Executive Director. Such personnel will not be considered employees of the Kansas Lottery or any other agency or department of the State of Kansas. Manager may determine the compensation to be paid to all of its personnel working at the Lottery Gaming Facility. Manager must ensure its personnel, as well as all Interactive Sports Wagering Platform personnel, meet all applicable regulatory requirements imposed by the Commission or the Kansas Racing and Gaming Commission. Manager will not discriminate against any employee or applicant for employment because of race, creed, color, sex, age, or national origin nor violate any applicable law, regulation or local ordinance governing employer obligations.

28.    Personnel Training. Manager will provide and direct employee recruitment, instructional programs, incentives, and on-the-job training necessary to ensure a first class facility for Sports Wagering by the public. Such trainings and other programs for personnel are subject to the Executive Director's approval, but may be conducted on or off site, on the job, or by instructors at or from educational training facilities.

29.    Key Employees. Manager agrees the personnel, or positions, as well as any independent contractors designated in the Exhibit D to the Lottery Gaming Facility Management Contract, which shall be updated to the Commencement Date of this Agreement to include Sports Wagering Key Employees, are considered Key Employees, whose employment and retention are subject to the Executive Director’s approval within their sole discretion; provided, however, that nothing in this paragraph will restrict the right of either the Kansas Lottery or the Kansas Racing and Gaming Commission to take action regarding the license held by any of Manager’s employees in accordance with applicable statutes or rules and regulations promulgated pursuant to law. The Executive Director may amend Key Employees list at any time for any reason. Any notice of disapproval of a Key Employee or the amendment of the Key Employee list shall be in writing. Any Key Employee disapproved or deleted from the Key Employee list shall have a right to file a written request for reconsideration to the Executive Director, within thirty (30) days.

30.    Books and Records; Financial Statements. Manager must maintain an accurate accounting system in connection with its management of the Sports Wagering. The books and records will be kept in accordance with generally accepted accounting principles maintained in accordance with current industry standards for similar gaming businesses. The books and records shall be maintained at all times either at the Lottery Gaming Facility and at such other locations as may be specified by regulation. The Executive Director, or their designees, shall have the right and privilege of examining these books and records at any time. In addition, the Executive Director may at any time obtain and pay for an audit performed by an independent certified public accountant. If this audit reveals a discrepancy greater than $10,000 in Sports Wagering Revenues or a discrepancy greater than $100,000 on any other line item previously reported to the Executive Director from the books and records provided by Manager, the audit’s cost will be reimbursed by Manager as a set off from the compensation to be paid Manager pursuant to Paragraph 19 above. On or before the 20th day following the close of each month, Manager must furnish the Executive Director with a reasonably detailed operating statement for the Sports Wagering for that period, including year-to-date results.

31.    Records Retention and Access. Manager must maintain all books and records regarding the Sports Wagering for a minimum period of two (2) years, or such other longer period as may be imposed by regulation. Manager must permit access to such books and records as is legally required by law, regulation, or this Agreement, including giving access to the Post Auditor for the Kansas Legislature, the Executive Director or their designee, authorized representatives for the Kansas Racing and Gaming Commission, or any authorized representative of the United States government.

32.    Budget and Business Plans for Each Fiscal Year. No later than fifteen (15) days prior to the commencement of each Fiscal Year, Manager must submit to the Executive Director a budget (the “Budget”) and a proposed Business Plan for Sports Wagering for such Fiscal Year, containing reasonably detailed revenue and expense projections and providing projections for all expenditures that Manager anticipates to be made, as well as all capital expenditures and expenditures for replacements. The Budget will accompany and be compatible with Manager’s proposed Business Plan for the upcoming Fiscal Year. The Budget is intended as, and will represent only, an estimate of the projected revenues and expenditures for the Fiscal Year based upon assumptions believed by Manager to be reasonable at the time of preparation. The Budget and proposed Business Plan for each upcoming Fiscal Year will be subject to the Executive Director’s approval. Thereafter, Manager will use reasonable efforts to achieve the budgetary goals reflected in the Budget, but the parties both recognize the Budget cannot be relied upon as an assurance of actual results for such Fiscal Year. Manager must promptly notify the Executive Director of any need to depart in any material way from the Budget if, in Manager’s judgment, adherence to the Budget is impractical or if such departure is necessary or desirable for Sports Wagering’s efficient or profitable operation. Any such deviations from the Budget are subject to the Executive Director’s approval. Until such time as a Budget or Business Plan is approved for any fiscal year, Manager may manage in substantial accordance with the previous fiscal year’s Budget or Business Plan as approved by the Executive Director. Notwithstanding the foregoing, if the Executive Director objects to any portion of a proposed Budget, Executive Director shall advise Manager of such objection (and deliver to Manager a reasonably detailed description of such objections, the “Disapproved Items”) and Manager and the Executive Director shall in good faith discuss and resolve the objection. If the Executive Director objects, the Manager shall promptly revise the Budget to address the Disapproved Items and shall resubmit the same to Executive Director until Executive Director approves such Disapproved Items. In addition, if any Disapproved Item is required to be paid pursuant to applicable federal, state or local law, rule, regulation, order or statute or by any governmental authority with jurisdiction with respect thereto, the cost and expense of which were approved pursuant to previous Budgets, then Manager shall be permitted to pay the same. Until such time Executive Director approves such Disapproved items, the most recently approved Budget shall apply other than with respect to the Disapproved Items with respect to which the previously approved Budget shall apply.

33.    Bank Accounts. Manager and its Interactive Sports Wagering Platform shall pay all Sports Wagering Revenue to the State, as directed by the Executive Director and required by this Agreement.

34.    Events of Default. Each of the following will constitute an event of default by Manager:

a)	Manager’s failure to pay any amount owed the Kansas Lottery in the manner provided for in this Agreement if the Kansas Lottery decides in its sole discretion to give notice of such default to Manager;

b)	The filing of a voluntary assignment in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by Manager;

c)	The consent to an involuntary petition in bankruptcy by Manager;

d)

Entry of an order, judgment or decree by any court of competent jurisdiction, on application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of Manager’s assets, if such order, judgment or decree continues unstayed and in effect for a period of 120 consecutive days; or

e)

Manager’s failure to perform, keep or fulfill any other covenant, undertakings, obligations or conditions set out in this Agreement for a period of thirty (30) days after written notice of said failure from the Executive Director (unless a shorter period of time is specified in this Agreement); provided, however, that if the default is not susceptible of being cured within this thirty (30) day period and the defaulting party with due diligence takes and continues action to cure, then no event of default will be deemed to have occurred until the failure to take or to continue to take such action.

f)

Withdrawal of any approval granted, loss or suspension of any license issued to Manager by the Kansas Racing and Gaming Commission or any other regulatory entity with jurisdiction over Manager’s activities unless such withdrawal, suspension or loss is being contested by Manager in the appropriate forum with jurisdiction over the agency action at issue; or

g)

Manager fails to exercise appropriate management, oversight, or control over any of its suppliers, vendors, subcontractors, assignees, or agents, especially as any such control relates to adherence to the Kansas Lottery Act, Kansas Expanded Lottery Act, applicable federal law, applicable rules and regulations, this Agreement, or any directives, instructions, or orders of the Kansas Lottery or the Executive Director.

35.    Remedies on Default. If an event of default occurs as provided above, Executive Director may, without prejudice to any other legal or equitable remedy which they may have, give Manager notice of the Kansas Lottery’s intention to terminate this Agreement after the expiration forty-five (45) days from the date of such notice and upon the expiration of such period, unless another cure period is expressly provided for, this Agreement will be deemed terminated; provided, however, that nothing in this paragraph, or in this Agreement, will be construed to restrict the Executive Director’s authority to: (a) immediately cease operation of any or all Sports Wagering for any reason; or (b) physically secure or take possession of any or all Lottery Equipment or data. Manager further acknowledges that its failure to make any weekly electronic payment of Sports Wagering Revenues as required by Paragraph 16 will authorize the Executive Director in their sole discretion to immediately terminate this Agreement.

36.    Remedies Cumulative. No remedy conferred upon or reserved to the Kansas Lottery in this Agreement is intended to be exclusive of any other available remedy, but each and every such remedy will be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default will impair any such right or power or will be construed to be a waiver, but any such right and power may be exercised from time to time and as often as may be deemed expedient in favor of the Kansas Lottery.

37.    Surrender Upon Termination. At the Executive Director’s request, Manager agrees that at the expiration or earlier termination of this Agreement, Manager will deliver to the Executive Director, or their designee, all books, records, accounting documents, computerized files, contracts, leases, licenses, permits or other governmental authorizations, files, supplies, keys, locks safe combinations, insurance policies not maintained as part of Manager’s blanket policies, warranty contracts and cards, operating instructions and other information, warranties and guaranties concerning all equipment relating to Sports Wagering, as well as any maintenance or preventive maintenance programs, schedules and logs, records, inventories of personal property and equipment purchased on behalf of the Kansas Lottery or the State of Kansas, and all other information regarding Sports Wagering, and all accounts and sums held or maintained by Manager on behalf of the Kansas Lottery. Notwithstanding the foregoing, Manager shall be entitled to retain copies of all documents, records, books, files and other materials delivered to the Executive Director. Manager will have a reasonable period of time, not to exceed forty-five (45) days from the termination date, to complete all accounting functions with respect to the Sports Wagering. Manager must cooperate with the Executive Director in changing any bank accounts maintained for the Kansas Lottery’s benefit. Manager must take all actions reasonably necessary to facilitate the orderly transition or termination of the management of the Sports Wagering and must perform all reporting and accounting functions required by this Agreement for the period from the date of the last report or accounting to the termination date. If, at the termination of this Agreement, there is any Sports Wagering equipment that was purchased by Manager on behalf of the Kansas Lottery with ownership transferred to the Kansas Lottery, then the Executive Director will transfer ownership of such Sports Wagering equipment to Manager or Manager’s designee, if such transfer is lawful; but if such transfer is not lawful, then the Executive Director will refund to Manager the residual value received by the Executive Director in a sale of such Sports Wagering equipment to an eligible buyer.

38.    Agreement to Pay Attorneys’ Fees and Expenses. If Manager defaults under any provision of this Agreement and the Kansas Lottery should employ attorneys or incur other expenses for the collection of amounts payable or to enforce performance or observance of Manager’s obligations under this Agreement, Manager must pay, on demand, the reasonable fees of such attorneys and such other expenses incurred by the Kansas Lottery.

39.    Manager’s Indemnification Responsibilities. In addition to any other indemnification obligations provided in this Agreement or by law, Manager agrees as follows:

a)

To hold and save harmless the State of Kansas, Commission, Commission members, the Executive Director, the Kansas Lottery, Kansas Lottery staff, Kansas Racing and Gaming Commission, Kansas Racing and Gaming Commission members, the Kansas Racing and Gaming Commission’s executive director, and Kansas Racing and Gaming Commission staff (each an “Indemnified Party”) from liability for injury to persons or damages to property by reason of Manager’s activities or the activities of any of Manager’s suppliers, subcontractors or agents in carrying out the provisions of, or any way connected with, this Agreement.

b)

To hold and save harmless any Indemnified Party upon demand for any money or other property which they are required to pay out for any reasons whatsoever, whether the payment is for a budgeted expense or any other charges or debts incurred or assumed by Manager, or any other party, or judgments, settlement or expenses in defense of any claim, civil action, proceeding, charge, or prosecution made, instituted or maintained against Manager or an Indemnified Party jointly or severally, affecting or because of the condition or use of Sports Wagering, or acts or failure to act by Manager or Manager’s agents, or arising out of or based upon any law, regulation, requirement, contract or award related to the hours of employment, working conditions, wages and/or compensation of employees or former employees at the Lottery Gaming Facility or any location of Sports Wagering equipment or activity, or any other cause in connection with the Manager or Manager’s activities related to this Agreement. This entire Paragraph 39 does not include any action against the Kansas Lottery or its staff regarding the constitutionality of the Kansas Expanded Lottery Act or misconduct by an Indemnified Party that is found to be negligent or criminal.

c)	To hold and save harmless any Indemnified Party from liability for any claim arising as a result of the selection of Manager under the Kansas Expanded Lottery Act to manage Sports Wagering.

d)	To hold and save harmless any Indemnified Party from liability for any violation or breach of this Agreement by Manager, its employees, or agents.

e)

To hold and save harmless any Indemnified Party from liability for any claims alleging negligent acts or omissions by Manager, its officers, employees, agents, board members, contractors, subcontractors or agents in the performance of this Agreement.

f)

To hold and save harmless any Indemnified Party from liability for any claims alleging violations of any intellectual property right for any intellectual property supplied by Manager under this Agreement, including but not limited to, infringement of patents, trademarks, trade dress, trade secrets, or copyrights arising from Manager’s performance under this Agreement.

Manager’s duties under this paragraph will survive the termination or expiration of this Agreement. To the extent Manager is responsible to defend any Indemnified Party as required under this Agreement, Manager agrees to defend (with counsel approved by the Executive Director), at Manager’s sole expense, any Indemnified Party, and to pay on demand all costs and expenses related to such defense regarding any indemnification right provided for in this paragraph. The Kansas Lottery shall cooperate in any such defense and will promptly provide notice to Manager of any potential liability arising under this Paragraph 39. Manager’s obligations under this paragraph may be satisfied in whole, or in part, by insurance purchased at Manager’s expense, provided that Manager will be responsible for any indemnified liabilities in excess of insurance limits. Notwithstanding any provisions to the contrary in this Agreement, Manager shall in no event be liable under any indemnification obligation provided in this Agreement to the extent such liability arises out of or is related to the negligent, willful, malicious or criminal conduct of any Indemnified Party or resulting from actions taken by Manager at the specific direction of the Executive Director, or any other Indemnified Party that is specifically authorized under the Kansas Expanded lottery Act or regulation promulgated thereunder to direct the actions of Manager. The provisions of this paragraph in no way eliminate or cancel the insurance protection and rights granted to the Kansas Lottery, the Commission, the State of Kansas and their agents and employees as set forth in Paragraphs 22 and 23 of this Agreement.

40.    Compliance with Orders, Ordinances, Etc. Throughout this Agreement’s term, Manager will promptly comply in all material respects with all statutes, codes, laws, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Manager, Sports Wagering or any part thereof, or to any use, manner of use or condition of the Lottery Gaming Facility or any part thereof. Notwithstanding these requirements, Manager may in good faith contest the validity of the applicability of any requirement of the nature referred to in this paragraph. In such event, Manager may fail to comply with the requirement or requirements so contested during the period of such contest and any appeal therefrom, so long as such non-compliance is permitted by law. Manager will give notice to the Executive Director of any such non-compliance.

41.    Discharge of Liens and Encumbrances. Manager shall not permit or create or suffer to be permitted or created any lien upon the Sports Wagering Revenues by reason of any labor, services or materials rendered or supplied or claimed to be rendered or supplied with respect to the Lottery Gaming Facility or Sports Wagering or any part thereof, except any liens expressly approved by the Executive Director. Notwithstanding these requirements, Manager may in good faith contest any such lien. In such event, Manager, upon prior written notice to the Executive Director, may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal, unless the Executive Director requires Manager to promptly secure payment of all such unpaid items by filing the requisite bond, in form and substance satisfactory to the Executive Director, thereby causing a lien to be removed. Manager agrees this Agreement is not to be considered property, and will not permit this Agreement to be attached, garnished, or executed upon by any creditor for any reason but such attachment, garnishment or execution shall not be grounds for default if Manager promptly contests and obtains vacation of such writs or secures a bond that causes the lien thereof to be removed. This Agreement is not transferable in bankruptcy without the Executive Director’s approval. If Manager is insolvent or bankrupt, the Manager’s trustee, with approval of the Executive Director, may continue to manage the Lottery operation of Sports Wagering pursuant to this Agreement under order of the appropriate court for no longer than one year after the bankruptcy or insolvency of Manager.

42.    Assignment. This Agreement may not be assigned in whole or in part without the Executive Director’s express written consent, which may be granted or withheld in their sole and absolute discretion. The Executive Director acknowledges that a joint venture or other business combination or transfer of an equity interest involving Manager and suitable third party or parties is permissible, provided such party or parties receive all approvals required by applicable statute, regulation or this Agreement.

43.    Approvals. Any approval, assent, or consent given by the Kansas Lottery or by the Executive Director under this Agreement may be withdrawn at any time, upon reasonable notice to the Manager. The reasonableness of any such notice shall be determined by the public interest involved, including the reputation of the Kansas Lottery, the integrity of Sports Wagering in the State of Kansas, and any other factors as may be determined by the Executive Director.

44.    Notices. All notices and other communications provided for under this Agreement, or any applicable statute or regulation, must be in writing and sent via (a) U.S. Mail, certified mail, return receipt requested, (b) recognized national overnight courier (e.g. FedEx, UPS, DHL, etc.) or (c) fax, if followed by notice under (a) or (b) at the addresses set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to the Executive Director:         Executive Director Kansas Lottery

128 N. Kansas Avenue Topeka, KS 66603-3638

Telephone: 785-296-5703

Facsimile: 785-296-5722

If to Manager:         BHCMC,LLC

Attn: General Manager 4000 W. Comanche

P.O. Box 1497

Dodge City, KS 67801

Butler National Service Corporation Attn: General Manager

19920 W. 161st Street Olathe, KS 66062

Notice will be deemed given three days after mailing, if by certified mail, return receipt requested, the next business day after delivery to an overnight delivery service for next business day delivery, or on the date sent by fax if confirmation of receipt is obtained and retained and provided that notice under (a) or (b) above is sent the same day.

45.    Amendments. Except as otherwise provided in this paragraph, no amendment, waiver, or consent as to any provision in this Agreement will be effective unless it is in writing and agreed to by the Executive Director and Manager, and each such waiver or consent will be effective only in the specific instance and for the specific purpose for which given. In addition, and notwithstanding any other provision in this Agreement, Manager acknowledges and agrees the Executive Director may overrule any action by Manager affecting Sports Wagering without prior notice to Manager, and that the Kansas Lottery maintains at all times full control over all decisions concerning Sports Wagering involving Manager or any contracted Interactive Sports Wagering Platform. This Agreement will also be modified, in whole or in part, in order to comply with future statutory enactments or judicial interpretations of applicable law by a court of competent jurisdiction. This Agreement is subject to modification, in whole or in part, or cancellation, as deemed necessary by the Executive Director to comply with any future statutory enactments, subsequent regulatory changes, or judicial interpretations of applicable law by a court of competent jurisdiction occurring after this Agreement’s execution, without additional consideration being exchanged between the parties. The parties agree nothing in this paragraph will be read to limit the remedies provided to Manager in Paragraph 51. In addition, the parties will consider in good faith any proposals made to amend this Agreement during its term, to the extent, if any, they are authorized or required by law.

Notwithstanding, any provision to the contrary, it is understood, acknowledged and agreed to by the parties hereto that amendments to the Kansas Expanded Lottery Act, as amended, after the date of execution of this Agreement shall not impair either party’s legal entitlements or remedies that would have been available at law or equity before the date of any such amendment.

46.	No Recourse; Special Obligation.

(a)

The Kansas Lottery’s obligations and agreements contained herein and any other instrument or document executed in connection with this Agreement, and any other instrument or document supplemental thereto or hereto, are deemed the obligations and agreements of the Kansas Lottery, and not of any member, officer, contractor (other than Manager), or employee of the Commission or Kansas Lottery in their or her individual capacity, and such individuals will not be liable personally hereon or thereon or be subject to any personal liability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby.

(b)

The Manager’s obligations and agreements contained herein and any other instrument or document executed in connection with this Agreement and any other instrument or document supplemental thereto or hereto, are deemed the obligations and agreements of Manager, and not of any direct or indirect equity owner, member, partner, officer, director, contractor, or employee of Manager in their or its individual capacity, and such entities and individuals will not be liable personally hereon or thereon or be subject to any personal liability based upon or in respect hereof or thereof or of any transaction contemplated hereby or thereby, with the exception of agreements, documents or instruments that are signed by any person or entity in their or its individual capacity, such as an individual disclosure form.

47.    Severability. If any provision in this Agreement is determined to be invalid or unenforceable by any court with competent jurisdiction, such holding will not invalidate or render unenforceable any other provision, and the parties may renegotiate this Agreement to conform to any such court holding.

48.    Binding Effect. This Agreement will inure to the benefit of, and will be binding upon, the State of Kansas, the Kansas Lottery, Manager, and their respective successors and assigns.

49.    Force Majeure. With respect to any obligation to be performed by a party during this Agreement’s term, no party will be liable for failure to perform when prevented by any force majeure cause beyond the reasonable control of such party such as an act of god, strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. The time within which such obligation must be performed will be extended for a period of time equivalent to the delay from such cause. But failure to perform by Manager’s subcontractors or agents will not be considered a force majeure unless such subcontractor or supplier is prevented from timely performance by a force majeure as described above. This paragraph will not apply to any financial difficulties of Manager, or any parent, subsidiary, affiliated or associated company of Manager, but will apply to orders of the Kansas Racing and Gaming Commission, or claims or court orders restricting Manager’s ability to perform so long as such orders, claims or court orders are not on account of any misconduct by Manager. The provisions of this Paragraph 51 notwithstanding, the parties agree the litigation component of the force majeure definition does not apply to Manager’s obligation to pay the expenses of the Kansas Lottery or the Kansas Racing and Gaming Commission as required herein except, as such litigation components restrict, prohibit or disallow Manager from making such payments (or any such litigation components restrict, prohibit or disallow Manager from making such payments (or any portion thereof), in which case Manager shall be permitted to comply with such litigation components and such compliance shall not be, nor shall it be deemed to be, an event of default hereunder.

50.    Emergency Closings. If at any time during the term of this Agreement it becomes necessary in the Executive Director’s or Manager’s reasonable opinion to cease Sports Wagering activity affiliated with Manager or any one or more of Manager’s Interactive Sports Wagering Platforms in order to protect the facility or the health, safety, data, integrity of wagering or welfare of Players, guests or employees for reasons of force majeure such as, but not limited to, acts of war, insurrection, hacking, cyber activity, civil strife and commotion, labor unrest, environmental risks or other casualty, then the Manager may cease activity of all or part of the Sports Wagering managed on behalf of the Lottery. If this occurs based on Manager’s determination, Manager must immediately notify the Executive Director, who will then determine when the Sports Wagering may be continued.

51.    Manager’s Right to Cease Management Activities. Manager may cease management of the Sports Wagering and terminate this Agreement with no less than six months advance written notice if:

a)	KELA or other applicable statute or regulation is amended to reduce the term of this Agreement;

b)	Either KELA or other applicable statute or regulation are amended to decrease the 90% revenue share to the Manager as provided in Paragraph 21 of this Agreement;

c)

The Kansas Lottery fails to effect payment of Manager’s compensation as due under this Agreement and not otherwise in dispute, provided such failure of payment is not cured within ten (10) business days of notice by Manager to the Executive Director;

d)

The Kansas Expanded Lottery Act is amended to preclude the Kansas Lottery from owning and operating Sports Wagering; or the Kansas Lottery, the Kansas Racing and Gaming Commission, or the State of Kansas otherwise (i) preclude the Kansas Lottery from owning and operating the Sports Wagering permitted as of the Effective Date of this Agreement, or (ii) reduces the number of Interactive Sports Wagering Platforms;

e)	A court of competent jurisdiction, after all appropriate appeals are exhausted, invalidates this Agreement or the corresponding provisions of the Kansas Expanded Lottery Act;

f)

Sports Wagering managed by Manager operates at a financial loss to Manager at the net income level (as defined by GAAP and verified by an independent audit by an auditor approved by the Executive Director) during any rolling twelve (12) month period and Manager gives the Executive Director at least 180-days’ advance written notice of Manager’s intent to cease management activities within ninety

(90) days after the end of said period;

g)

The Executive Director exercises their or her right under Paragraph 45 or the Kansas Expanded Lottery Act to deactivate or cease operation of any part or all of Sports Wagering managed by Manager, and Sports Wagering is no longer commercially viable;

h)

The Kansas Lottery or Kansas Racing and Gaming Commission prevents Sports Wagering from operating 24 hours a day, 7 days a week, except as may be ordered by the Kansas Lottery or the Kansas Racing and Gaming Commission as a sanction within the legal exercise of their respective regulatory authority or by the Kansas Lottery under its contract or statutory authority; or

i)	In the event the regulations are implemented in a manner materially adverse to the competitive position of the Manager in the market or the manager’s ability to maximize Sports Wagering Revenues.

The parties agree that in addition to, or in lieu of, Manager’s right to cease management activities under this paragraph, Manager will have available to it any legal or equitable remedy against the State of Kansas, including any impairment of the obligations of this contract prohibited by Article I, Section 10, Clause 1 of the Constitution of the United States of America, if any of the circumstances stated above in sub-paragraphs (a), (b), (c), (d), (e), (f), (g), (h) or (i) occur during the term of this Agreement. Nothing in this paragraph will be deemed a waiver of the immunities and protections reserved to the State of Kansas under the Eleventh Amendment to the Constitution of the United States.

52.    Executive Director’s Approval and Authority. When it is provided in this Agreement that the Manager will submit a budget, plan or other issue for the Executive Director’s approval, the Executive Director will respond within a commercially reasonable time based on the issue under consideration, provided that any request from Manager in which the Executive Director fails to respond in a commercially reasonable time will be deemed denied. Additionally, the Executive Director will not exercise their authority provided to them in this Agreement in an unreasonable, arbitrary or capricious manner.

53.    Computer System. The Executive Director shall have access to all Sports Wagering systems, including the Interactive Sports Wagering Platforms for purposes of security, monitoring, and providing other available program information to the Kansas Lottery and to allow the Executive Director to terminate the acceptance and/or payment of wagers under this Agreement.

54.    Counterparts. This Agreement may be executed in counterparts, each of which will be an original and all of which will constitute one and the same instrument.

55.    Applicable Law. This Agreement will be governed, construed, and enforced in accordance with Kansas law for contracts to be wholly performed within the state.

56.    Jurisdiction and Venue. Any action by or between the parties challenging the constitutionality of, or arising out of, any provision of the Kansas Expanded Lottery Act, and amendments thereto this Agreement, or any rule or regulation promulgated pursuant to the Kansas Expanded Lottery Act must be brought in the district court of Shawnee County, Kansas, unless a dispute is first subject to proceedings under the Kansas Administrative Procedure Act.

57.    Headings Not Controlling; Construction; Survival. Each paragraph heading is prepared for convenience only and is not to control, affect the meaning, or be taken as an interpretation for any provision in this Agreement. Use of the word “including” in this Agreement does not mean including in a restrictive sense, but rather means in the sense of providing a non- exclusive illustration, as if the words “including without limitation” were included in the text. Paragraphs 16, 17, 18, 19, 20, 21, 22, 31, 36, 37, 39, 44, 47, 51, 55, 56 and 57 shall survive the termination of this Agreement.

58.    No Joint Venture Created. Manager and the Kansas Lottery agree and acknowledge that by entering into this Agreement they are not entering into a joint venture.

59.    Covenant for Continued Disclosure. Within 30 days after the close of the Fiscal Year, Manager must update all information required by this Agreement. Upon the Executive Director’s written request, Manager will provide such other information regarding the financial or legal undertakings of Manager, the Interactive Sports Wagering Platform, or the Sports Wagering operations.

60.    No Endorsement Made. By executing this Agreement the Kansas Lottery, the Kansas Racing and Gaming Commission, and the State of Kansas have not considered or endorsed the marketability of Manager’s securities or marketability of any securities of Manager’s affiliates.

61.    No Third-Party Beneficiaries. In no event shall any person or entity that is not a party to this Agreement be an expressed, implied, or intended third party beneficiary of this Agreement.

62.    No Oral or Written Representations. No oral or written representations have been made other than, or in addition to, those stated in this Agreement. Neither Party is relying on any oral or written statements made by the other Party or any other representative of the other Party in entering into this Agreement.

63.    Contractual Attachment. It is further agreed that the provisions found in the Contractual Provision Attachment (Form DA-146a), and is attached as Exhibit A, are incorporated in this Agreement as though set out in full.

IN WITNESS WHEREOF, the Executive Director, on behalf of the Kansas Lottery, and Manager have caused this Agreement to be executed in their respective names, all as of the date first above written.

THE KANSAS LOTTERY

By: /s/ Stephen W Durell

Stephen Durrell, Executive Director

MANAGER

BUTLER NATIONAL SERVICE CORPORATION

By: /s/ Clark D. Stewart

Name: Clark D. Stewart

Title: CEO & President

BHCMC, LLC

By: /s/ Clark D. Stewart

Name: Clark D. Stewart

Title: CEO & President

EXHIBIT "A"

DA-146a CONTRACTUAL ATTACHMENT

State of Kansas

Department of Administration DA-146a (Rev. 07-19)

CONTRACTUAL PROVISIONS ATTACHMENT

Important: This form contains mandatory contract provisions and must be attached to or incorporated in all copies of any contractual agreement. If it is attached to the vendor/contractor's standard contract form, then that form must be altered to contain the following provision:

The Provisions found in Contractual Provisions Attachment (Form DA-146a, Rev. 07-19), which is attached hereto, are hereby incorporated in this contract and made a part thereof.

The parties agree that the following provisions are hereby incorporated into the contract to which it is attached and made a part thereof, said contract being the

day of          ,20          .

1.

Terms Herein Controlling Provisions: It is expressly agreed that the terms of each and every provision in this attachment shall prevail and control over the terms of any other conflicting provision in any other document relating to and a part of the contract in which this attachment is incorporated. Any terms that conflict or could be interpreted to conflict with this attachment are nullified.

2.

Kansas Law and Venue: This contract shall be subject to, governed by, and construed according to the laws of the State of Kansas, and jurisdiction and venue of any suit in connection with this contract shall reside only in courts located in the State of Kansas.

3.

Termination Due To Lack Of Funding Appropriation: If, in the judgment of the Director of Accounts and Reports, Department of Administration, sufficient funds are not appropriated to continue the function performed in this agreement and for the payment of the charges hereunder, State may terminate this agreement at the end of its current fiscal year. State agrees to give written notice of termination to contractor at least thirty (30) days prior to the end of its current fiscal year and shall give such notice for a greater period prior to the end of such fiscal year as may be provided in this contract, except that such notice shall not be required prior to ninety (90) days before the end of such fiscal year. Contractor shall have the right, at the end of such fiscal year, to take possession of any equipment provided State under the contract. State will pay to the contractor all regular contractual payments incurred through the end of such fiscal year, plus contractual charges incidental to the return of any such equipment. Upon termination of the agreement by State, title to any such equipment shall revert to contractor at the end of the State's current fiscal year. The termination of the contract pursuant to this paragraph shall not cause any penalty to be charged to the agency or the contractor.

4.

Disclaimer Of Liability: No provision of this contract will be given effect that attempts to require the State of Kansas or its agencies to defend, hold harmless, or indemnify any contractor or third party for any acts or omissions. The liability of the State of Kansas is defined under the Kansas Tort Claims Act (K.S.A. 75-6101, et seq.).

5.

Anti-Discrimination Clause: The contractor agrees: (a) to comply with the Kansas Act Against Discrimination (K.S.A. 44-1001, et seq.) and the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111, et seq.) and the applicable provisions of the Americans With Disabilities Act (42 U.S.C. 12101, et seq.) (ADA), and Kansas Executive Order No. 19-02, and to not discriminate against any person because of race, color, gender, sexual orientation, gender identity or expression, religion, national origin, ancestry, age, military or veteran status, disability status, marital or family status, genetic information, or political affiliation that is unrelated to the person's ability to reasonably perform the duties of a particular job or position; (b) to include in all solicitations or advertisements for employees, the phrase "equal opportunity employer"; (c) to comply with the reporting requirements set out at K.S.A. 44-1031 and K.S.A. 44-1116; (d) to include those provisions in every subcontract or purchase order so that they are binding upon such subcontractor or vendor; (e) that a failure to comply with the reporting requirements of (c) above or if the contractor is found guilty of any violation of such acts by the Kansas Human Rights Commission, such violation shall constitute a breach of contract and the contract may be cancelled, terminated or suspended, in whole or in part, by the contracting state agency or the Kansas Department of Administration; (f) Contractor agrees to comply with all applicable state and federal anti-discrimination laws and regulations; (g) Contractor agrees all hiring must be on the basis of individual merit and qualifications, and discrimination or harassment of persons for the reasons stated above is prohibited; and (h) if is determined that the contractor has violated the provisions of any portion of this paragraph, such violation shall constitute a breach of contract and the contract may be canceled, terminated, or suspended, in whole or in part, by the contracting state agency or the Kansas Department of Administration.

6.	Acceptance of Contract: This contract shall not be considered accepted, approved or otherwise effective until the statutorily required approvals and certifications have been given.

7.

Arbitration, Damages, Warranties: Notwithstanding any language to the contrary, no interpretation of this contract shall find that the State or its agencies have agreed to binding arbitration, or the payment of damages or penalties. Further, the State of Kansas and its agencies do not agree to pay attorney fees, costs, or late payment charges beyond those available under the Kansas Prompt Payment Act (K.S.A. 75-6403), and no provision will be given effect that attempts to exclude, modify, disclaim or otherwise attempt to limit any damages available to the State of Kansas or its agencies at law, including but not limited to, the implied warranties of merchantability and fitness for a particular purpose.

s. Representative's Authority to Contract: By signing this contract, the representative of the contractor thereby represents that such person is duly authorized by the contractor to execute this contract on behalf of the contractor and that the contractor agrees to be bound by the provisions thereof.

9.

Responsibility for Taxes: The State of Kansas and its agencies shall not be responsible for, nor indemnify a contractor for, any federal, state or local taxes which may be imposed or levied upon the subject matter of this contract.

10.

Insurance: The State of Kansas and its agencies shall not be required to purchase any insurance against loss or damage to property or any other subject matter relating to this contract, nor shall this contract require them to establish a "self-insurance" fund to protect against arw such loss or damage. Subject to the provisions of the Kansas Tort Claims Act (K.S.A. 75-6101, et seq.), the contractor shall bear the risk of any loss or damage to any property in which the contractor holds title.

11.	Information: No provision of this contract shall be construed as limiting the Legislative Division of Post Audit from having access to information pursuant to K.S.A. 46-1101, et seq.

12.

The Eleventh Amendment: "The Eleventh Amendment is an inherent and incumbent protection with the State of Kansas and need not be reserved, but prudence requires the State to reiterate that nothing related to this contract shall be deemed a waiver of the Eleventh Amendment."

13.

Campaign Contributions / Lobbying: Funds provided through a grant award or contract shall not be given or received in exchange for the making of a campaign contribution. No part of the funds provided through this contract shall be used to influence or attempt to influence an officer or employee of any State of Kansas agency or a member of the Legislature regarding any pending legislation or the awarding, extension, continuation, renewal, amendment or modification of any government contract, grant, loan, or cooperative agreement.